Exhibit 99.1

Press Release	For Immediate Release Date: February 2, 2022

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2021 RESULTS

GLEN BURNIE, MD (February 2, 2022) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today a net income of $0.55 million, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2021, compared to net income of $0.55 million, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2020.

Bancorp reported net income of $2.52 million, or $0.88 per basic and diluted common share for the year ended December 31, 2021, compared to $1.67 million, or $0.59 per basic and diluted common share for the same period in 2020. Net loans decreased by $44.4 million, or 17.59% during the twelve-month period ended December 31, 2021, compared to a decrease of $30.4 million, or 10.75% during the same period of 2020. On December 31, 2021, Bancorp had total assets of $442.1 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 118th consecutive quarterly dividend on February 7, 2022.

“We had a successful year in 2021 with growth in our balance sheet, earnings, and improvement in credit quality, while continuing to navigate the headwinds brought about by the COVID-19 pandemic and the resulting impact on economic and business conditions,” said John D. Long, President and Chief Executive Officer. “The main story for 2021 is the $975,000 release of allowance for credit losses – loans (“ACL-Loans”) that was driven by improved credit performance and economic factors. Our margin continues to be under pressure as deposit growth driven by government stimulus has far outpaced net loan decreases. While overall loan growth was muted for much of the year, given the high levels of liquidity throughout the financial system, we are beginning to see positive signs that indicate increased business activity and more normalized loan demand. We enter 2022 with a strong balance sheet that is better positioned for rising interest rates along with capital levels and credit metrics that we believe position us well for continued success. In anticipation of higher interest rates, early in the fourth quarter, 2021; we shortened the maturity duration of our investment bond portfolio, and we are pleased that our timing for this move has proven beneficial. Seeking more opportunities to safely deploy the excess funds entrusted to us by our customers remains our priority.”

"Finally, I would like to thank all of our employees. Their hard work and dedication last year was unparalleled. Our strong results would not have been possible without their commitment to our Company, our customers, and our shareholders. Our employees continue to be a key contributor to our ongoing success."

Highlights for the Quarter and Year ended December 31, 2021

Total interest income declined $0.2 million to $13.5 million for the twelve-month period ending December 31, 2021, compared to the same period in 2020. This decrease was driven by decreases in interest income on loans consistent with declines in the average balance and yields of the loan portfolio. This decline was partially offset by increases in interest and dividends on securities resulting from the investment of excess liquidity from a COVID-19 driven surge in deposit balances. While the U.S. economy is recovering, management believes earnings and loan demand pressures will continue. The current economic outlook, pricing pressure/competition, and interest rate environment will likely continue to place pressure on the Company’s net interest margin. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 16.03% on December 31, 2021, compared to 13.63% for the same period of 2020.

Return on average assets for the three-month period ended December 31, 2021, was 0.49%, compared to 0.52% for the three-month period ended December 31, 2020. Return on average equity for the three-month period ended December 31, 2021, was 6.07%, compared to 5.78% for the three-month period ended December 31, 2020. The $34.2 million higher average asset balance primarily drove the lower return on assets. The $1.2 million lower average stockholders’ equity balance primarily drove the lower returns on assets.

The book value per share of Bancorp’s common stock was $12.51 on December 31, 2021, compared to $13.05 per share on December 31, 2020.

On December 31, 2021, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.32% on December 31, 2021, compared to 13.09% on December 31, 2020. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

As previously disclosed, effective January 1, 2021, the Company adopted the Current Expected Credit Loss (“CECL”) accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments to fully transition from the incurred loss model to the CECL model.

Balance Sheet Review

Total assets were $442.1 million on December 31, 2021, an increase of $22.6 million or 5.38%, from $419.5 million on December 31, 2020. Investment securities were $155.9 million on December 31, 2021, an increase of $41.9 million or 36.72%, from $114.0 million on December 31, 2020. Loans, net of deferred fees and costs, were $210.4 million on December 31, 2021, a decrease of $43.4 million or 17.09%, from $253.8 million on December 31, 2020. Net loans on December 31, 2021, and 2020 include $1.0 million and $9.9 million, respectively, of loans funded under the U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP"). These PPP loans directly benefitted the businesses and employees in our local communities. The Company funded 51 PPP loans totaling approximately $6.7 million and 133 PPP loans totaling approximately $17.4 million in 2021 and 2020, respectively. Unearned fees net of origination costs was accreted based on the estimated life of the loans. The SBA began forgiving PPP loans in October 2020 at which point recognition of fee income was accelerated.

Late in the third quarter, the Company’s management team performed a review of the maturity duration in its bond portfolio. Based on an assessment of the current interest rate environment coupled with recovering economic conditions, the Company began restructuring its bond portfolio by lowering the overall duration of the bond portfolio. On October 1, 2021, and October 28, 2021, the Company entered into trade agreements to sell government agency securities totaling approximately $28,700,000 and $4,700,000, respectively. These trades resulted in pre-tax losses of approximately $345,300 and $246,000, respectively, which are reflected in noninterest income (loss) in October 2021 financial results. Each bond sold was issued by government agencies or government sponsored agencies and have the guarantee or implicit guarantee of the U.S. government. Accordingly, as of September 30, 2021, recovery of the value of these bonds was not in question and no credit impairment allowance was recognized.

Total deposits were $383.2 million on December 31, 2021, an increase of $33.6 million or 9.62%, from $349.6 million on December 31, 2020. Noninterest-bearing deposits were $155.6 million on December 31, 2021, an increase of $23.0 million or 17.34%, from $132.6 million on December 31, 2020. The increase was due to core deposit growth driven primarily by 2020 and 2021 government stimulus programs and the economic impact of COVID-19. Interest-bearing deposits were $227.6 million on December 31, 2021, an increase of $10.6 million or 4.90%, from $217.0 million on December 31, 2020. Total borrowings were $20.0 million on December 31, 2021, a decrease of $19.9 million or 66.57%, from $29.9 million on December 31, 2020. The Company participated in the Paycheck Protection Program Liquidity Facility (“PPPLF”) established by the Federal Reserve. On December 31, 2020, the Company borrowed $9.9 million under the PPPLF with a fixed rate of 0.35% and pledged PPP loans as collateral to secure the borrowings. The termination date for the PPPLF was July 30, 2021. As a result, no new extension of credit was available under the program as of December 31, 2021.

As of December 31, 2021, total stockholders’ equity was $35.7 million (8.08% of total assets), equivalent to a book value of $12.51 per common share. Total stockholders’ equity on December 31, 2020, was $37.1 million (8.84% of total assets), equivalent to a book value of $13.05 per common share. The reductions in the ratio of stockholders’ equity to total assets was due to higher asset balances in 2021 compared to 2020 due to increased levels of cash equivalents and investment securities, along with a net decrease to equity resulting from a decline in market value of the available-for-sale securities portfolio. This decrease in unrealized gains primarily resulted from market interest rates, which decreased the fair value of the investment securities.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.08% of total assets on December 31, 2021, compared to 1.25% for the same period of 2020. The increase in total asset balance and decrease in nonaccrual loans and OREO drove the 1.17% decrease in nonperforming assets as a percentage of total assets from December 31, 2020, to December 31, 2021.

Review of Financial Results

For the three-month periods ended December 31, 2021 and 2020

Net income for the three-month period ended December 31, 2021, was $554,000, compared to net income of $545,000 for the three-month period ended December 31, 2020, an increase of $9,000 or 1.63%.

Net interest income for the three-month period ended December 31, 2021, totaled $3.2 million, an increase of $39,000 from the three-month period ended December 31, 2020, due to lower interest expense of $64,000, offset by lower interest income of $25,000. The increase in net interest income was due primarily to reductions in the costs of interest-bearing deposits and income on higher security and cash balances, offset by lower interest income on loans due to declining loan balances and the impact of the low rate environment. Loans, net of deferred fees and costs decreased by $43.4 million, or 17.09% to $210.4 million as of December 31, 2021, compared to $253.8 million for the same period of 2020.

Net interest margin for the three-month period ended December 31, 2021, was 2.95%, compared to 3.19% for the same period of 2020. Lower yields and higher average balances on interest-earning assets combined with higher average deposit balances and borrowed funds and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $37.1 million while the yield decreased 0.33% from 3.51% to 3.18%, when comparing the three-month periods ending December 31, 2020, and 2021. The average balance on deposits and borrowed funds increased $35.5 million and the cost of funds decreased 0.09%, when comparing the three-month periods ending December 31, 2020, and 2021. The decrease in interest expense is primarily due to a reduction in higher rate time deposits. As these time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking, savings, and money market accounts.

The average balance of interest-bearing deposits in other financial institutions and investment securities increased $82.7 million from $132.3 million to $215.0 million for the fourth quarter of 2021, compared to the same period of 2020, while the yield decreased from 1.46% to 1.36% during that same period. Much of the decrease in yields for the three-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period. Average loan balances decreased $45.6 million to $217.3 million for the three-month period ended December 31, 2021, compared to $263.0 million for the same period of 2020, while the yield increased from 4.54% to 4.99% during that same period. The increase in loan yields is primarily attributable to the one-time benefits of positive resolutions of distressed loans and payoff of low yielding PPP loans, offset by the runoff of higher yielding loans and origination of lower yielding loans in the current low interest rate environment.

The Company recorded a net benefit of $382,000 from the release of ACL-loans for the fourth quarter of 2021 compared to a net benefit of $427,000 for the fourth quarter of 2020. The $45,000 increase in provision for credit losses loans (“PCL-loans”) in the fourth quarter of 2021 compared to the fourth quarter of 2020, is due primarily to $178,000 lower net recoveries on previously charged off loans, offset by $133,000 lower required reserves. The Company continues to gather the latest information available to perform and update its ACL-loans analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the ACL-loans analysis. The Company maintains the ACL-loans at a level believed to be adequate for known and inherent risks in the loan portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an ACL-loans that management believes is appropriate at each reporting date. As a result, the ACL-loans was $2.5 million on December 31, 2021, representing 1.17% of total loans, compared to $1.5 million, or 0.58% of total loans on December 31, 2020. The ratio of the ACL-loans to total loans increased 0.59% primarily due to the Company’s adoption of the CECL accounting standard effective January 1, 2021. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. No provision for loan losses on PPP loans was recognized as the SBA guarantees 100% of loans funded under the program.

Noninterest income for the three-month period ended December 31, 2021, was a loss of $259,000, compared to income of $269,000 for the three-month period ended December 31, 2020, a decrease of $529,000 or 196.81%. The decrease primarily resulted from a $590,000 loss on sale of available-for-sale securities, offset by higher ATM interchange fees related to the resumption of the Renaissance Festival, which was canceled due to COVID-19 in 2020.

For the three-month period ended December 31, 2021, noninterest expense was $2.64 million, compared to $3.16 million for the three-month period ended December 31, 2020, a decrease of $516,000 or 16.36%. The primary contributors to the $516,000 decrease, when compared to the three-month period ended December 31, 2020, were decreases in salary and employee benefits costs, occupancy and equipment, legal, accounting, and other professional fees, data processing and item processing services, loan collection costs and other expenses, primarily provision for credit losses on unfunded commitments.

For the twelve-month periods ended December 31, 2021 and 2020

Net income for the twelve-month period ended December 31, 2021, was $2.5 million, compared to net income of $1.7 million for the twelve-month period ended December 31, 2020, an increase of $848,000 or 50.85%.

Net interest income for the twelve-month period ended December 31, 2021, totaled $12.4 million, an increase of $288,000 from $12.1 million for the twelve-month period ended December 31, 2020, due to lower interest expense of $440,000, offset by lower interest income of $152,000. The increase in net interest income was due primarily to reductions in the costs of interest-bearing deposits and interest income on higher security and cash balances, offset by lower interest income on loans due to declining loan balances and the impact of the low-rate environment. Loans, net of deferred fees and costs decreased by $43.4 million or 17.09% to $210.4 million as of December 31, 2021, compared to $253.8 million for the same period of 2020.

Net interest margin for the twelve-month period ended December 31, 2021, was 3.00%, compared to 3.18% for the same period of 2020. Lower yields and higher average balances on interest-earning assets combined with higher average deposit balances and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $32.8 million while the yield decreased 0.32% from 3.57% to 3.25%, when comparing the twelve-month periods ending December 31, 2020, and 2021. The average balance on deposits and borrowed funds increased $31.6 million and the cost of funds decreased 0.15%, when comparing the twelve-month periods ending December 31, 2020, and 2021. The decrease in interest expense is related to a reduction in higher rate time deposit balances. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking, savings, and money market accounts.

The average balance of interest-bearing deposits in financial institutions and investment securities increased $75.9 million from $105.6 million to $181.5 million for the twelve-month period ending December 31, 2021, compared to the same period of 2020, while the yield decreased from 1.61% to 1.53% during that same period. Much of the decrease in yields for the twelve-month period can be attributed to an overall lower interest rate environment and a significant increase in investment securities available for sale during this low interest rate period.

Average loan balances decreased $43.1 million to $234.0 million for the twelve-month period ended December 31, 2021, compared to $277.1 million for the same period of 2020 while the yield increased from 4.32% to 4.59% during that same period. The increase in loan yields is primarily attributable to the one-time benefits of positive resolutions of distressed loans and payoff of low yielding PPP loans, offset by the runoff of higher yielding loans and origination of lower yielding loans in the current low interest rate environment.

The Company recorded a net benefit of $975,000 from the release of ACL-loans for the twelve-month period ended December 31, 2021, compared to a net benefit of $689,000 for the same period of 2020. The $286,000 decrease in PCL-loans is due primarily to $296,000 higher net recoveries on previously charged off loans.

Noninterest income for the twelve-month period ended December 31, 2021, was $627,000 compared to $1.0 million for the twelve-month period ended December 31, 2020, a decrease of $385,000 or 38.05% driven primarily by a $588,000 loss on sale of available-for-sale securities, offset by higher ATM interchange fees related to the resumption of the Renaissance Festival, which was cancelled due to COVID-19 in 2020.

For the twelve-month period ended December 31, 2021, noninterest expense was $10.95 million, compared to $11.70 million for the twelve-month period ended December 31, 2020, a decrease of $750,000 or 6.36%. The primary contributors to the $750,000 decrease, when compared to the twelve-month period ended December 31, 2020, were decreases in salary and employee benefits costs, legal, accounting, and other professional fees, loan collection costs and other expenses, primarily provision for credit losses on unfunded commitments.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2021	2021	2020
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,111	$2,826	$2,117
Interest-bearing deposits in other financial institutions	60,070	28,638	34,976
Total Cash and Cash Equivalents	62,181	31,464	37,093

Investment securities available for sale, at fair value	155,927	162,827	114,049
Restricted equity securities, at cost	1,062	1,062	1,199

Loans, net of deferred fees and costs	210,392	224,674	253,772
Less: Allowance for credit losses(1)	(2,470)	(2,790)	(1,476)
Loans, net	207,922	221,884	252,296

Real estate acquired through foreclosure	-	-	575
Premises and equipment, net	3,564	3,654	3,853
Bank owned life insurance	8,338	8,298	8,181
Deferred tax assets, net	956	1,409	142
Accrued interest receivable	1,085	1,304	1,302
Accrued taxes receivable	301	91	116
Prepaid expenses	347	470	318
Other assets	383	352	362
Total Assets	$442,066	$432,815	$419,486

LIABILITIES
Noninterest-bearing deposits	$155,624	$147,809	$132,626
Interest-bearing deposits	227,623	226,700	216,994
Total Deposits	383,247	374,509	349,620

Short-term borrowings	10,000	20,000	29,912
Long-term borrowings	10,000	-	-
Defined pension liability	304	301	285
Accrued expenses and other liabilities	2,799	3,040	2,576
Total Liabilities	406,350	397,850	382,393

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,853,880, 2,851,070, and 2,842,040 shares as of December 31, 2021, September 30, 2021, December 31, 2020, respectively.	2,854	2,851	2,842
Additional paid-in capital	10,759	10,731	10,640
Retained earnings	22,977	22,708	23,071
Accumulated other comprehensive (loss) gain	(874)	(1,325)	540
Total Stockholders' Equity	35,716	34,965	37,093
Total Liabilities and Stockholders' Equity	$442,066	$432,815	$419,486

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2021 (unaudited)	2020 (audited)
Interest income
Interest and fees on loans	$2,733	$2,999	$10,738	$11,973
Interest and dividends on securities	681	476	2,657	1,579
Interest on deposits with banks and federal funds sold	47	10	122	117
Total Interest Income	3,461	3,485	13,517	13,669

Interest expense
Interest on deposits	135	192	609	1,043
Interest on short-term borrowings	116	119	465	464
Interest on long-term borrowings	-	3	-	8
Total Interest Expense	251	314	1,074	1,515

Net Interest Income	3,210	3,171	12,443	12,154
Release of credit losses provision	(382)	(427)	(975)	(689)
Net interest income after credit loss release provision	3,592	3,598	13,418	12,843

Noninterest income
Service charges on deposit accounts	42	44	160	176
Other fees and commissions	249	183	884	672
Loss/gain on securities sold/redeemed	(590)	2	(588)	6
Gain on sale of other real estate	-	-	14	-
Income on life insurance	40	40	157	158
Total Noninterest Income	(259)	269	627	1,012

Noninterest expenses
Salary and employee benefits	1,600	1,846	6,504	6,743
Occupancy and equipment expenses	315	338	1,227	1,247
Legal, accounting and other professional fees	184	205	701	941
Data processing and item processing services	223	293	933	944
FDIC insurance costs	39	45	169	186
Advertising and marketing related expenses	23	22	88	88
Loan collection costs	14	33	12	126
Telephone costs	36	54	209	199
Other expenses	207	321	1,109	1,222
Total Noninterest Expenses	2,641	3,157	10,952	11,696

Income before income taxes	692	710	3,093	2,159
Income tax expense	138	165	577	491

Net income	$554	$545	$2,516	$1,668

Basic and diluted net income per common share	$0.19	$0.19	$0.88	$0.59

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the twelve months ended December 31, 2021 and 2020

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	1,668	-	1,668
Cash dividends, $0.40 per share	-	-	(1,134)	-	(1,134)
Dividends reinvested under
dividend reinvestment plan	15	115	-	-	130
Other comprehensive income	-	-	-	749	749
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income/(Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	2,516	-	2,516
Cash dividends, $0.40 per share	-	-	(1,138)	-	(1,138)
Dividends reinvested under
dividend reinvestment plan	12	119	-	-	131
Transition adjustment pursuant to adoption of ASU 2016-3
	-	-	(1,472)	-	(1,472)
Other comprehensive loss	-	-	-	(1,414)	(1,414)
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021:
(unaudited)
Common Equity Tier 1 Capital	$37,592	15.32%	$11,044	4.50%	$15,952	6.50%
Total Risk-Based Capital	$39,329	16.03%	$19,634	8.00%	$24,542	10.00%
Tier 1 Risk-Based Capital	$37,592	15.32%	$14,725	6.00%	$19,634	8.00%
Tier 1 Leverage	$37,592	8.40%	$17,910	4.00%	$22,388	5.00%

As of September 30, 2021:
(unaudited)
Common Equity Tier 1 Capital	$36,845	14.05%	$11,803	4.50%	$17,048	6.50%
Total Risk-Based Capital	$38,987	14.86%	$20,983	8.00%	$26,228	10.00%
Tier 1 Risk-Based Capital	$36,845	14.05%	$15,737	6.00%	$20,983	8.00%
Tier 1 Leverage	$36,845	8.50%	$17,331	4.00%	$21,664	5.00%

As of December 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	$36,442	13.09%	$12,532	4.50%	$18,101	6.50%
Total Risk-Based Capital	$37,951	13.63%	$22,278	8.00%	$27,848	10.00%
Tier 1 Risk-Based Capital	$36,442	13.09%	$16,709	6.00%	$22,278	8.00%
Tier 1 Leverage	$36,442	9.12%	$15,980	4.00%	$19,975	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended	Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$442,066	$432,815	$419,486	$442,066	$419,486
Investment securities	155,927	162,827	114,049	155,927	114,049
Loans, (net of deferred fees & costs)	210,392	224,674	253,772	210,392	253,772
Allowance for loan losses	2,470	2,790	1,476	2,470	1,476
Deposits	383,247	374,509	349,620	383,247	349,620
Borrowings	20,000	20,000	29,912	20,000	29,912
Stockholders' equity	35,716	34,965	37,093	35,716	37,093
Net income	554	888	545	2,516	1,668

Average Balances
Assets	$447,261	$432,812	$413,056	$431,169	$400,462
Investment securities	151,919	160,903	115,209	145,496	88,088
Loans, (net of deferred fees & costs)	217,347	229,645	262,976	233,956	277,074
Deposits	388,168	373,011	344,508	371,958	336,394
Borrowings	20,000	20,056	28,138	20,309	24,317
Stockholders' equity	36,254	36,857	37,496	36,010	37,067

Performance Ratios
Annualized return on average assets	0.49%	0.81%	0.52%	0.58%	0.42%
Annualized return on average equity	6.07%	9.56%	5.78%	6.99%	4.49%
Net interest margin	2.95%	3.22%	3.19%	3.00%	3.18%
Dividend payout ratio	51%	32%	52%	45%	68%
Book value per share	$12.51	$12.26	$13.05	$12.51	$13.05
Basic and diluted net income per share	0.19	0.31	0.19	0.88	0.59
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,852,689	2,850,124	2,840,718	2,848,465	2,835,037

Asset Quality Ratios
Allowance for loan losses to loans	1.17%	1.24%	0.58%	1.17%	0.58%
Nonperforming loans to avg. loans	0.16%	1.22%	1.72%	0.15%	1.63%
Allowance for loan losses to nonaccrual & 90+ past due loans	703.7%	99.6%	32.6%	703.7%	32.6%
Net charge-offs annualize to avg. loans	-0.11%	-0.04%	-0.36%	-0.17%	-0.04%

Capital Ratios
Common Equity Tier 1 Capital	15.32%	14.05%	13.09%	15.32%	13.09%
Tier 1 Risk-based Capital Ratio	15.32%	14.05%	13.09%	15.32%	13.09%
Leverage Ratio	8.40%	8.50%	9.12%	8.40%	9.12%
Total Risk-Based Capital Ratio	16.03%	14.86%	13.63%	16.03%	13.63%